Exhibit 2.2

FIRST AMENDMENT

TO

ASSET PURCHASE AND SALE AGREEMENT
Verden Area

between

Linn Energy Holdings, LLC
Linn Operating, Inc.
Mid-Continent, I, LLC
Mid-Continent II, LLC
Linn Exploration Midcontinent, LLC
As “Sellers”

and

Laredo Petroleum, Inc.
As “Buyer”

This First Amendment to the Asset Purchase and Sale Agreement (this “Amendment”) is executed on this 6th day of August, 2008 but effective as of the 30th day of May, 2008, by and between Linn Energy Holdings, LLC, a Delaware limited liability company (“LEH”), Linn Operating, Inc., a Delaware corporation (“LOI”), Mid-Continent I, LLC, a Delaware limited liability company, Mid-Continent II, LLC, a Delaware limited liability company, and Linn Exploration Midcontinent, LLC, an Oklahoma limited liability company (collectively “Sellers”), and Laredo Petroleum, Inc., a Delaware corporation (“Buyer”).  Sellers and Buyer are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

The Parties have entered into that certain Asset Purchase and Sale Agreement dated as of May 30, 2008 (the “Agreement”), providing for the sale by Sellers to Buyer of the Assets.

The Parties desire to and amend the Agreement to, among other things, include a form of Participation Option Agreement and provide for its execution at Closing.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Definitions.  Capitalized terms used but not otherwise defined herein shall have the meaning given to those terms in the Agreement.

2.           Amendments.  The Agreement is hereby amended as follows:

a.           The term “Assets” in Recital B is replaced with the term “Properties”.

b.           Section 2.1 is revised in its entirety to read as follows:

In consideration of the sale of the Properties by Sellers to Buyer, Buyer shall pay to Sellers cash in the amount of One Hundred Eighty Three Million, Eight Hundred and Sixty-Five Thousand Dollars ($183,865,000.00) (the “Purchase Price”).  The Purchase Price, as adjusted pursant to this Article II and the other applicable provisions hereof, is herein called the “Adjusted Purchase Price”.

c.           The first sentence of Section 2.4(a) is revised in its entirety to read as follows:

(a)           Within one Business Day after the execution and delivery of this Agreement, Buyer shall tender to Sellers cash equal to Nine Million, Two Hundred Fifty thousand Dollars ($9,250,000.00) as a deposit (such amount, together with  all interest earned thereon, the “Deposit”).

d.           Section 7.15 is revised in its entirety to read as follows:

As additional consideration for the sale of the Properties from Sellers to Buyer, Buyer and Sellers agree to execute a Participation Option Agreement in a form substantially similar to the form attached hereto as Exhibit E (the “Participation Option Agreement”) at Closing.

e.           The term “Assets” in Section 10.2 is replaced with the term “Properties”.

f.           The original Exhibit A to the Agreement is replaced with the Exhibit A attached to this Amendment, which is incorporated into the Agreement as if originally set forth therein.

g.           The original Exhibit A-1 to the Agreement is replaced with the Exhibit A-1 attached to this Amendment, which is incorporated into the Agreement as if originally set forth therein.

h.           The original Exhibit C to the Agreement is amended by removing all reference to Pierce 1-22 (PRBL) in Caddo County, and reducing the total allocated values accordingly.

i.           Exhibit E attached to this Amendment is incorporated into the Agreement as if originally set forth therein.

j.           Section 4.7, Material Contracts, of the original Schedule 4 to the Agreement is amended to include the following:

The certain Farmout Agreement dated July 24, 2008 by and between Mid-Continent II, LLC and Highland Oil and Gas, LLC.

3.           Ratification.  Except as amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

4.           Governing Law.  Sections 12.7 of the Agreement are hereby incorporated into this Amendment by reference as if set out in full herein.

5.           Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Amendment in the presence of other Parties to this Agreement.

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties as of the date first above written.

SELLERS:

LINN ENERGY HOLDINGS, LLC, a Delaware limited liability company

By:  /s/ Arden L. Walker, Jr.
Arden L. Walker, Jr.
Senior Vice President- Operations

LINN OPERATING, INC., a Delaware corporation

By:  /s/ Arden L. Walker, Jr.
Arden L. Walker, Jr.
Senior Vice President- Operations

MID-CONTINENT I, LLC, a Delaware limited liability company

By:  /s/ Arden L. Walker, Jr.
Arden L. Walker, Jr.
Senior Vice President- Operations

MID-CONTINENT II, LLC, a Delaware limited liability company

By:  /s/ Arden L. Walker, Jr.
Arden L. Walker, Jr.
Senior Vice President- Operations

LINN EXPLORATION MIDCONTINENT, an Oklahoma limited liability company

By:  /s/ Arden L. Walker, Jr.
Arden L. Walker, Jr.
Senior Vice President- Operations

BUYER:

LAREDO PETROLEUM, INC., a Delaware corporation

By:  /s/ Jerry R. Schuyler
Jerry R. Schuyler
Executive Vice President & Chief Operating Officer